UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2013

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 South Wacker Drive, Suite 3550 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 573-5600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with her promotion to the office of Executive Vice President, General Counsel and Secretary, Navigant Consulting, Inc. (the “Company”) entered into an amended and restated employment agreement with Monica M. Weed, effective as of October 1, 2013 (as amended and restated, the “employment agreement”).

The employment agreement has a three and a half year term ending on March 31, 2017, unless earlier terminated, subject to a two-year extension beyond the date of any change of control of the Company that occurs prior to March 31, 2017. Under the employment agreement, Ms. Weed will receive an annual base salary of $450,000 and is eligible to receive an annual cash incentive bonus based on the achievement of annual performance goals as determined by the Compensation Committee of the Board of Directors of the Company. Under the terms of the employment agreement, Ms. Weed has a target annual bonus equal to 75% of her base salary. The employment agreement binds Ms. Weed to certain non-solicitation and non-competition restrictions during the time of her employment with the Company and for a period of one year thereafter.

The employment agreement provides, among other things, that if the Company terminates Ms. Weed other than for “cause,” death or disability or if Ms. Weed terminates her employment for “good reason” (in each case, as defined in the employment agreement), the Company will pay Ms. Weed a cash severance payment equal to the sum of her base salary and the average of her annual bonuses for the three most recently completed years. The employment agreement also provides that if (a) during the one-year period following a change of control, the Company terminates Ms. Weed’s employment other than for cause, death or disability or if Ms. Weed terminates her employment for good reason or (b) during the six-month period preceding a change of control, the Company terminates Ms. Weed’s employment other than for cause, death or disability in anticipation of a change of control transaction that the Board of Directors of the Company is actively considering and that is ultimately consummated, the Company will pay Ms. Weed a cash severance payment equal to two (2) times the sum of (i) her base salary and (ii) the average of her annual bonuses for the three most recently completed years. In the event Ms. Weed becomes eligible for the aforementioned cash severance benefits under the employment agreement, and also in the event that Ms. Weed’s employment is terminated by reason of death or disability, the Company will also pay Ms. Weed: (1) any earned but unpaid annual bonus for the year preceding the year in which Ms. Weed’s employment terminates; (2) a prorated annual bonus based on actual performance for the year in which Ms. Weed’s employment terminates; and (3) an amount equal to COBRA premiums (less the amount of her portion of such premiums as in effect prior to the date of termination) for up to twelve (12) months after the date of termination.

The foregoing description of the Company’s amended and restated employment agreement with Ms. Weed is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement, effective as of October 1, 2013, between Navigant Consulting, Inc. and Monica M. Weed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: October 4, 2013	By:	/s/ Kathryn J. Holahan
	Name:	Kathryn J. Holahan
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement, effective as of October 1, 2013, between Navigant Consulting, Inc. and Monica M. Weed.

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